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                     REVOLVING CREDIT AND SECURITY AGREEMENT

                                     between

                              JPS INDUSTRIES, INC.

                                   "Borrower"

                       JPS CONVERTER AND INDUSTRIAL CORP.

                                       and

                             JPS ELASTOMERICS CORP.

                                  "Guarantors"

                                       and

                            FIRST UNION NATIONAL BANK

                                     "Bank"



                        Dated:__________________________


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                        [TO BE EDITED UPON FINALIZATION]


                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
1.       DEFINITIONS       1


2.       THE LOAN
         2.1      Revolving Loan Credit Facility     1
         2.2      Revolving Note    1
         2.3.     Collections Account       1
         2.4.     Cash Management Services  2
         2.5.     Advances 2
         2.6.     Repayment of Loan         3
         2.7.     Overdue Amounts   3
         2.8.     Calculation of Interest   3
         2.9.     Reserved 3
         2.10.    Letters of Credit; Banker's Acceptances     4
         2.11.    Fees     4
         2.12.    Statement of Account      4
         2.13.    Termination       5


3.       CONDITIONS PRECEDENT TO BORROWING
         3.1 .    Conditions Precedent to Initial Advance       5
         3.2.     Conditions Precedent to Each Advance          6

4.       REPRESENTATIONS AND WARRANTIES
         4.1      Valid Existence and Power   7
         4.2      Authority           7
         4.3      Financial Condition         7
         4.4      Litigation         7
         4.5      Agreements, Etc.  8
         4.6      Authorizations      8
         4.7      Title    8
         4.8.     Collateral        8
         4.9.     Location  8
         4.10.    Taxes     8
         4.11.    Labor Law Matters  8
         4.12.    Accounts 9
         4.13.    Judgment Liens    9
         4.14.    Subsidiaries      9
         4.15.    Environmental     9

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         4.16.    ERISA    9
         4.17.    Investment Company Act    9
         4.18.    Names    10
         4.19.    Insider  10
         4.20.    Compliance  with Covenants; No Default       10
         4.21.    Full Disclosure     10
         4.22.    Additional Representatives 10
         4.23.    Perfection Certificate     10

5.       AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTORS
         5.1 .    Use of Loan Proceeds      10
         5.2.     Maintenance of Business and Properties      10
         5.3.     Insurance         10
         5.4.     Notice of Default 11
         5.5.     Inspections       11
         5.6.     Financial Information     11
         5.7.     Maintenance of Existence and Rights13
         5.8.     Payment of Taxes, Etc.    13
         5.9.     Subordination     13
         5.10.    Compliance; Hazardous Materials    13
         5.11.    Compliance with Assignment Laws    13
         5.12.    Further Assurances        13
         5.13.    Covenants Regarding Collateral     13


6.       NEGATIVE COVENANTS OF BORROWER AND GUARANTORS
         6.1.     Debt     14
         6.2.     Liens    14
         6.3.     Dividends         14
         6.4.     Loans and Other Investments        14
         6.5.     Change in Business         15
         6.6.     Accounts           15
         6.7.     Transactions with Affiliates       15
         6.8.     No Change in Name, Offices; Removal of Collateral    15
         6.9.     No Sale, Leaseback        15
         6.10.    Margin Stock      15
         6.11.    Tangible Collateral       15
         6.12.    Subsidiaries      15
         6.13.    Reserved 15
         6.14.    Change of Name    15
         6.15.    Liquidation, Mergers, Consolidations and Dispositions of
                  Substantial Assets        15
         6.16.    Change of Fiscal Year or Accounting Methods 16

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7.       OTHER COVENANTS OF BORROWER        16

8.       DEFAULT
         8.1.     Events of Default 18
         8.2.     Remedies 19
         8.3.     Receiver 20
         8.4.     Deposits; Insurance       20

9.       SECURITY AGREEMENT

         9.1      Security Interest 20
         9.2.     Net Cash Position         20
         9.3.     Power of Attorney 21
         9.4.     Entry    21
         9.5.     Other Rights      21
         9.6.     Accounts 21
         9.7.     Waiver of Marshalling     21

10.      MISCELLANEOUS

         10.1.    No Waiver, Remedies Cumulative     22
         10.2.    Survival of Representations        22
         10.3.    Indemnity By Borrower, Guarantor A and
                  Guarantor B; Expenses  22
         10.4.    Notices  23
         10.5.    Governing Law     23
         10.6.    Successors and Assigns    23
         10.7.    Counterparts      23
         10.8.    No Usury          23
         10.9.    Powers   23
         10.10.Approvals   24
         10.11.Binding Arbitration; Preservation of Remedies  24
         10.12.Participations       24
         10.13    Dealings With Multiple Borrowers and Guarantors      25
         10.14. Waiver of Certain Defenses  25
         10.15. Other Provisions    25

         SCHEDULE OF EXHIBITS        27


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THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM
ARBITRATION ACT, SECTION 15-48-10, ET SEQ., CODE OF LAWS OF SOUTH CAROLINA 1976 AS AMENDED

                     REVOLVING CREDIT AND SECURITY AGREEMENT

         THIS AGREEMENT (the "Agreement"), dated as of May 9th, 2001 between JPS Industries, Inc. (a Delaware corporation) ("Borrower"), JPS Converter and Industrial Corp. (a Delaware corporation and a Subsidiary of Borrower) ("Guarantor A"), JPS Elastomerics Corp. (a Delaware corporation and a Subsidiary of Borrower) ("Guarantor B") and FIRST UNION NATIONAL BANK, a national banking association ("Bank").

                              W I T N E S S E T H :

         In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

         2. THE LOAN.

                  2.1. REVOLVING LOAN CREDIT FACILITY. Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrower, and to issue letters of credit and bankers acceptances on behalf of Borrower, Guarantor A, Guarantor B and anyone or more subsidiaries from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Advances and the face amount of any letters of credit and bankers acceptances at any one time outstanding will not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base (the "Loan"). Notwithstanding the foregoing, the aggregate amount of the Advances by Bank from time to time shall be subject to any reserves that Bank in its reasonable discretion may deem proper and/or necessary. Within the foregoing limit, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Credit Period. The purpose of the Loan shall be to make loans for working capital or other capital needs of Guarantor A and Guarantor B and for Borrower's working capital or other capital needs in the operation of its business.

                  2.2. REVOLVING NOTE. The Loan shall be evidenced by a promissory note in the face amount of the Maximum Loan Amount dated May 9th, 2001, (the "Note") and shall be payable in accordance with the terms of the Note and this Agreement.

                  2.3 COLLECTIONS ACCOUNT.

                  (a) All payments on Accounts and other Collateral shall be forwarded by Borrower to the Collections Account; provided, however, upon the occurrence of an Event of Default and so long as an Event of Default is continuing, Bank, in its sole discretion, may require Borrower to establish a lockbox under the control of Bank to which all Account Debtors shall forward payments on the Accounts. Borrower shall pay all of Bank's standard fees and charges


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in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. In the event Bank requires a lockbox arrangement hereunder, Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Bank shall have the right to directly contact Account Debtors at any time following the occurrence of an Event of Default and so long as an Event of Default is continuing, to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower's funds and shall be deposited promptly by Borrower to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in the lockbox and the Collections Account as collateral for the Indebtedness.

                  (b) Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower's attorney-in-fact to endorse, following the occurrence of an Event of Default and so long as an Event of Default is continuing, Borrower's name on any checks, drafts, money orders or other media of payment which come into Bank's possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

                  (c) For the purpose of calculating interest due under this Agreement, payment items shall be deemed applied by Bank on account of the Loan as collected by Bank, subject to chargebacks for uncollected payment items. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) any item which is returned for inability to collect, plus accrued interest during the period of Bank's provisional credit for such item prior to receiving notice of dishonor.

                  2.4. CASH MANAGEMENT SERVICES. If Borrower subscribes to Bank's cash management services and such services are applicable to the Loan, the terms of such services, as set forth in the Services Agreement, shall control the manner in which funds are transferred between the Demand Deposit Account and the Loan for credit or debit to the Loan.

                  2.5. ADVANCES.

                  (a) Bank, in its reasonable discretion, may require from Borrower a signed Advance Request in form satisfactory to Bank, which request shall be delivered to Bank no later than 12:00 noon (local time in Greenville, South Carolina) on the date of the requested Advance, specify the date (which shall be a Business Day) and the amount of the proposed Advance and provide such other information as Bank may reasonably require. Bank's acceptance of such a request shall be indicated by its making the Advance requested. Such an Advance shall be made available to Borrower in immediately available funds at Bank's address referred to in Section 10.4.



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

                  (b) Bank may, in its sole and absolute discretion, make or permit to remain outstanding Advances under the Loan in excess of the original principal amount of the Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Note, (ii) bear interest as provided therein,
(iii) be payable upon demand by Bank, and (iv) be entitled to all rights and security as provided under the Loan Documents.

                  2.6. REPAYMENT OF LOAN.

                  (a) Interest on the Loan shall accrue and be payable as set forth in the Note. The Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, on the Termination Date.

                  (b) Following two (2) Business Days' advance written notice to Borrower stating the circumstances therefor, Bank may debit the Demand Deposit Account, the Collections Account and/or make Advances to Borrower (whether or not in excess of the lesser of the Maximum Loan Amount and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower. Provided, however, that Borrower, upon receipt of such notice, may notify Bank promptly of any errors or inaccuracies in the Bank's statement which shall be corrected to the reasonable satisfaction of Bank.


                  (c) Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (local time Greenville, South Carolina) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loan or of fees or expenses shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (d) To the extent that the aggregate amount of all Advances and the face amount of all outstanding letters of credit and banker's acceptance exceeds the Borrowing Base, the amount of such excess will be paid immediately to Bank upon Bank's demand.

                  2.7. OVERDUE AMOUNTS. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Bank's discretion.

                  2.8. CALCULATION OF INTEREST. All interest under the Note or hereunder shall be calculated on the basis of the Actual/360 Computation, as defined in the Note.

                  2.9. RESERVED.

                  2.10. LETTERS OF CREDIT; BANKERS ACCEPTANCES.



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                  (a) At its discretion Bank may from time to time issue, extend or renew standby and/or documentary letters of credit and bankers acceptances for the account of Borrower, Guarantor A, Guarantor B or any of Borrower's Subsidiaries. The availability of Advances under the Loan shall be reduced by outstanding obligations of Bank under any letters of credit and bankers acceptances. All payments made by Bank under any such letters of credit or bankers acceptances (whether or not Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be deemed to be Advances under the Note, shall be secured by the Collateral, and shall be repaid, with interest, in accordance with the terms of the Note. Borrower, Guarantor A and Guarantor B shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank reasonably may require in connection with the issuance of such letter of credit and bankers acceptance. The form and substance of all letters of credit and acceptances, including expiration dates (which shall in no event be later than the Termination Date), shall be subject to Bank's approval, which shall not be unreasonably delayed. Bank may charge a fee or commission
(not in excess of amounts stated in Section 2.11(B) and in all events reasonable) for issuance, renewal or extension of a letter of credit or acceptance. Borrower unconditionally guarantees all obligations of Guarantor A, Guarantor B and any Subsidiary with respect to letters of credit issued by Bank for the account of such Subsidiary and all acceptances of any Subsidiary's drafts. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 100% of the face amount of all outstanding letters of credit and bankers acceptances, to be held as cash Collateral for Borrower's reimbursement obligations and other Indebtedness.

                  (b) Any letter of credit issued hereunder shall be governed by the Uniform Customs of Practice for Documentary Credit (1993 Rev.), International Chamber of Commerce Publication No. 500, as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

                  2.11. FEES.

                  (a) Borrower and Bank acknowledge that Bank has received from Borrower, a commitment fee equal to $100,000, which shall be non-refundable except as specifically set forth in Bank's Loan Commitment letter to Borrower dated March 2, 2001.

                  (b) Borrower shall pay to Bank, at such times as Bank shall reasonably require, Bank's standard fees in connection with the issuance of letters of credit, as in effect from time to time, and with respect to standby letters of credit, at the time of issuance of each standby letter of credit, a fee equal to 0.75% per annum of the face amount of the standby letter of credit for the period of time the standby letter of credit will be outstanding.

                  (c) Borrower shall pay to Bank an availability fee for each day at a rate per annum equal to the product of (i) 1/8% multiplied by (ii) the difference between (A) the Maximum Loan Amount and (B) [the aggregate outstanding amount of the Advances on such day plus the face amount of any outstanding letters of credit and banker's acceptances issued hereunder], payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.



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                  2.12. STATEMENT OF ACCOUNT. No less frequently than quarterly,
Bank shall provide Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

                  2.13. TERMINATION. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Loan facility without prepayment penalty or fee. Bank may terminate the Loan facility hereunder at any time, without notice upon or after the occurrence of an Event of Default.

         3. CONDITIONS PRECEDENT TO BORROWING. Prior to any Advance, the following conditions shall have been satisfied, in the sole opinion of Bank:

                  3.1. CONDITIONS PRECEDENT TO INITIAL ADVANCE. In addition to any other requirement set forth in this Agreement, Bank will not make the initial Advance under the Loan unless and until the following conditions shall have been satisfied:

                  (a) Loan Documents. Borrower, Guarantor A, Guarantor B and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to Bank.

                  (b) Supporting Documents. Borrower shall cause to be delivered to Bank the following documents:

                           (i) A copy of the governing instruments of Borrower,
Guarantor A and Guarantor B, and a good standing certificate of Borrower, Guarantor A and Guarantor B, certified by the appropriate official of its state of incorporation and the State of South Carolina, if different;

                           (ii) Incumbency certificate and certified resolutions
of the board of directors (or other appropriate Persons) of Borrower, Guarantor A and Guarantor B executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower, Guarantor A and Guarantor B, authorizing the execution, delivery and performance of the Loan Documents;

                           (iii) The legal opinion of Borrower's, Guarantor A's
and Guarantor B's legal counsel addressed to Bank regarding such matters as Bank may request;

                           (iv) A satisfactory Borrowing Base Certificate duly
completed by Borrower, together with all supporting statements, schedules and reconciliations as reasonably required by Bank;

                           (v) Satisfactory evidence of payment of all fees due
and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay by the date of the initial Advance;

                           (vi) UCC-4 searches and other Lien searches showing
no existing security interests in or Liens on the Collateral other than Permitted Liens;



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

                           (vii) Any lien waivers requested by Bank pursuant to
section 5.13(c) hereof; and

                           (viii) A satisfactory Perfection Certificate duly
completed by each of Borrower, Guarantor A and Guarantor B.

                  (c) Insurance. Borrower shall have delivered to Bank satisfactory evidence of insurance meeting the requirements of Section 5.3.

                  (d) Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral executed by Borrower or other appropriate and applicable Person shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid.

                  (e) Subordinations. Bank shall have received subordinations satisfactory to it from (i) all lessors that might have landlord's Liens on any Collateral and (ii) all Guarantors and Affiliates as required by Section 5.9.

                  (f) Additional Documents. Borrower shall have delivered to Bank all additional opinions, documents, certificates and other assurances that Bank may reasonably require.

                  (g) Payment of Fees. Borrower shall have paid all fees, costs and expenses as required by the Loan Documents in connection with the Closing.

                  3.2. CONDITIONS PRECEDENT TO EACH ADVANCE. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

                  (a) Advance Request. Borrower shall have delivered to Bank an Advance Request and other information, as required under Section 2.5(a), unless the procedures described in Section 2.4 are in effect.

                  (b) No Default. No Default shall have occurred and be continuing or could occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                  (c) Correctness of Representations. All representations and warranties made by Borrower and any Guarantor herein (except for those set forth in Sections 4.4, 4.9 and 4.18 which are deemed made as of the date hereof) or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and, if



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

Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                  (d) No Adverse Change. There shall have been no change which could have a Material Adverse Effect from any condition as it existed on the date of the most recent financial statements Borrower delivered to Bank from time to time.

                  (e) Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of the Loan to exceed the lesser of the Maximum Loan Amount and the Borrowing Base. If Borrower is required to deliver a written Advance Request, Bank shall have received a current Accounts Receivable Report and a current Inventory Report (as required by Section 5.6) sufficient in form and substance to calculate and verify the Borrowing Base.

                  (f) No Termination. Bank shall not have received notice from any Guarantor or any surety terminating or repudiating such Person's guaranty of the Indebtedness incurred by Borrower.

                  (g) Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require in order to effect the terms and conditions of this Agreement and the other Loan Documents.

         4. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and to make the Loan provided for herein, Borrower, Guarantor A and Guarantor B (as the context requires) makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Bank to Borrower:

                  4.1. Valid Existence and Power. Each of Borrower, Guarantor A and Guarantor B is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower, Guarantor A and Guarantor B has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

                  4.2. Authority. The execution, delivery and performance thereof by Borrower, Guarantor A and Guarantor B have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected, except for such breaches, violations, defaults, consents or liens as would not cause a Material Adverse Effect.



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

                  4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither Borrower nor any Subsidiary nor (to the knowledge of Borrower or Guarantor A or Guarantor
B) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3 (if any). All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower or its Subsidiaries, such as general economic or industry trends) concerning the conditions of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Each of Borrower, Guarantor A and Guarantor B is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, each of Borrower, Guarantor A and Guarantor B will be Solvent.

                  4.4. Litigation. Except as disclosed on Exhibit 4.4 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower, Guarantor A or Guarantor B threatened, before any court or by or before governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower, any Subsidiary or (to Borrower's knowledge or to the knowledge of Guarantor A or Guarantor B) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect.

                  4.5. Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or financial condition, nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party, or any law, regulation, decree, order or the like where such default would have a Material Adverse Effect.

                  4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

                  4.7. Title. Each of Borrower, Guarantor A, Guarantor B, and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.



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

                  4.8. Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's, Guarantor A's and Guarantor B's businesses.

                  4.9. Location. As of the date hereof, the Collateral is located only at the locations as described on Exhibit 3.1 herein. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing.

                  4.10. Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it. PROVIDED, HOWEVER, that the foregoing shall not apply with respect to delinquencies, deficiencies or Liens pertaining to federal, state or local taxes which, when aggregated among Borrower and Subsidiaries, do not exceed $250,000.00 at any time outstanding, and provided, further, that such matters are being contested in good faith, and PROVIDED FURTHER, that the foregoing shall not apply with respect to such matters in an aggregate amount not exceeding $10,000.00 at any time outstanding.

                  4.11. Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations, except where such violations would not have a Material Adverse Effect.

                  4.12. Accounts. Each Account, instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights: (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Advance Request, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

                  4.13. Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

                  4.14. Subsidiaries. All of Borrower's Subsidiaries are listed on Exhibit 4.14.

                  4.15. Environmental. Except as disclosed on Exhibit 4.15, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's business and in strict compliance with all Environmental Laws, neither Borrower, Guarantor A nor Guarantor B, nor to such party's knowledge (without independent investigation) any other previous owner or operator of any real property currently owned or operated by Borrower, Guarantor A or Guarantor B, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws, except where such actions would not have a Material Adverse Effect. Except as disclosed on Exhibit 4.15, no Regulated Material is now located on such property or, to Borrower's knowledge, has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower, Guarantor A or Guarantor B, by any other Person. Except as disclosed on Exhibit 4.15, each of Borrower, Guarantor A and Guarantor B is, to its knowledge (without independent investigation) in full compliance with all applicable Environmental Laws and such party has not been notified of any action, suit, proceeding or investigation which calls into question compliance by such party with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

                  4.16. ERISA. Neither Borrower nor any Subsidiary has any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or, alternatively, such party has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event or Prohibited Transaction (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. A "Prohibited Transaction" shall mean as defined in ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

                  4.17. Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

                  4.18. Names. Except as set forth on Exhibit 4.18, each of Borrower, Guarantor A and Guarantor B currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 3.1, during the preceding five (5) years none of Borrower, Guarantor A and Guarantor B has (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

                  4.19. Insider. Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

                  4.20. Compliance with Covenants; No Default. Each of Borrower, Guarantor A and Guarantor B is, and upon funding of the Loan will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loan will not cause a Default.

                  4.21. Full Disclosure. There is no material fact which is known or which should be known by Borrower, Guarantor A or Guarantor B that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or written statement delivered by Borrower, Guarantor A or Guarantor B to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower, Guarantor A or Guarantor B necessary to keep the other statements from being misleading.

                  4.22. [Reserved.]

                  4.23. Perfection Certificate. All representations, warranties and statements made by Borrower, Guarantor A and Guarantor B in the Perfection Certificate executed and delivered by Borrower, Guarantor A and Guarantor B to Bank in connection with the Loan are true and correct as of the date hereof.

         5. AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTORS. Each of Borrower, Guarantor A, and Guarantor B covenants and agrees that from the date hereof and until payment in full of the indebtedness and the formal termination of this Agreement, Borrower, Guarantor A and Guarantor B:

                  5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only for the purposes specified herein and furnish Bank all evidence that it may reasonably require with respect to such use.

                  5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

                  5.3. Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses of a similar type and size in its industry or as may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties in insurance companies reasonably satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Bank, shall name and directly insure Bank as secured party and loss payee under a long-form [New York standard] loss payee clause reasonably acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days' written notice to Bank. Borrower shall furnish to Bank copies of all such policies, as reflected by Bank.

                  5.4. Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations,
(e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance related to any Collateral which would have a Material Adverse Effect, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower, Guarantor A or Guarantor B is a party or by which any of their properties are bound, or any acceleration of the maturity of any Material Debt of Borrower, Guarantor A or Guarantor B; and (h) any loss or threatened loss of material licenses or permits.

                  5.5. Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, during normal business hours following prior written notice by Bank to Borrower, Guarantor A or Guarantor B, as the case may be, as may be reasonably required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire, in addition to the initial field examination conducted by Bank, the results of which must be acceptable to Bank, in Bank's reasonable discretion, prior to the initial Advance) by Bank as Bank may deem necessary or desirable from time to time.

                  5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:

                           (a) Periodic Borrowing Base Information. Within
fifteen (15) days of the end of each quarter (or, following an Event of Default, more frequently if required by Bank), a completed Borrowing Base Certificate (in the form and having all of the information required as set forth in Exhibit 5.6 hereto which is incorporated herein, as if set forth verbatim) which shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents;

                           (b) Interim Statements. Within forty-five (45) days
after the end of each quarter, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows and profit and loss statement for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its

Subsidiaries and that such consolidated statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;

                           (c) Annual Statements. Within one hundred twenty
(120) days after the end of each fiscal year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet, statement of cash flows, and profit and loss statement for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion of independent certified public accountants reasonably acceptable to Bank that the consolidated financial statements were prepared in accordance with GAAP. In addition, promptly upon receipt, one copy of each written report submitted to Borrower by independent accountants for any other annual, quarterly or special audit will be provided to Bank;

                           (d) No Default Certificates. Together with each
report required by Subsections 5.6(b) and 5.6 (c), a compliance certificate in the form annexed hereto as Exhibit 5.6 or otherwise in a form reasonably satisfactory to Bank and a certificate of its president or chief financial officer that no Default then exists or if a Default exists the nature and duration thereof and Borrower's intention with respect thereto, and in addition, shall cause Borrower's independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof;

                           (e) Auditor's Management Letters. Promptly upon
receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower, if any. PROVIDED HOWEVER, that nothing contained herein shall require Borrower to request or require the preparation of a management letter by its auditors.

                           (f) [Reserved.]; and

                           (g) Other Information. Such other information
reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower, Guarantors and their respective Subsidiaries.

                  5.7. Maintenance of Existence and Rights. Will preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

                  5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except that Bank shall not unreasonably withhold its consent to nonpayment of taxes and debts being actively contested in accordance with law (provided that Bank may require bonding or other assurances), and PROVIDED, HOWEVER, that the foregoing shall not apply with respect to debts and taxes which, when aggregated among Borrower and its Subsidiaries, do not exceed $250,000.00 at any time outstanding, and provided further that such debts and/or taxes are being contested in good faith, and PROVIDED HOWEVER, that the foregoing shall not apply with respect to such matters in an aggregate amount not exceeding $10,000.00 at any time outstanding.

                  5.9. Subordination. Shall cause all debt and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements reasonably satisfactory to Bank.

                  5.10. Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials (except ordinary cleaning materials), whether or not in compliance with applicable laws and regulations.

                  5.11. Compliance with Assignment Laws. Shall if required by Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

                  5.12. Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

                  5.13. Covenants Regarding Collateral. Each of Borrower, Guarantor A and Guarantor B makes the following covenants with Bank regarding the Collateral:

                           (a) It will use the Collateral only in the ordinary
course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance except where such violations would not have a Material Adverse Effect;

                           (b) It, as agent for Bank, will defend the Collateral
against all claims and demands of all Persons, except for Permitted Liens;

                           (c) It will, at Bank's request, obtain and deliver to
Bank such waivers as Bank may reasonably require waiving the landlord's, mortgagee's or other lienholder's enforcement rights against the Collateral and assuring Bank's reasonable access to the Collateral in exercise of its rights hereunder;

                           (d) It will promptly deliver to Bank all promissory
notes, drafts, trade acceptances, chattel paper, instruments or documents of title which are Collateral, appropriately endorsed to Bank's order and will not, during the Revolving Credit Period, modify or otherwise change any of the terms of such documents without the prior written consent of Bank;

                           (e) Except for (i) sales of Inventory in the ordinary
course of business, and (ii) sales of Accounts under Borrower's Account Management Agreement with Heller Financial Services Group originally dated as of May 9, 1988, as amended from time to time (or such successor agreements as are reasonably satisfactory to Bank), it will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein (except in an aggregate amount not to exceed $10,000.00 at any time outstanding); and

                           (f) It will promptly notify Bank of any future
patents, trademarks or copyrights owned by it and any license agreements entered into by it authorizing it to use any patents, trademarks or copyrights owned by third parties.

         6. NEGATIVE COVENANTS OF BORROWER AND GUARANTORS. Each of Borrower, Guarantor A and Guarantor B covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

                  6.1. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

                  6.2. Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

                  6.3. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests (except share repurchases provided that such repurchases shall not, after giving effect thereto, cause a violation of the Tangible Net Worth minimum required in Section 7(c) below) or pay or acquire any debt subordinate to the Indebtedness unless, after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by Exhibit 6.3 hereto (if any); provided, however, that any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower.

                  6.4. Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $250,000 in the aggregate, and (g) investments permitted under Section 6.12 hereof.

                  6.5. Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

                  6.6. Accounts. (a) Shall not sell (including factoring of Accounts, except pursuant to Borrower's Account Management Agreement with Heller Financial Services Group originally dated as of May 9, 1988, as amended from time to time or such successor agreements reasonably satisfactory to Bank), assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to a material adverse change in any Account Debtor's financial condition or ability to pay its obligations.

                  6.7. Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary, Borrower or Guarantor); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

                  6.8. No Change in Offices; Removal of Collateral. Shall not,
(a) unless it shall have given 30 days' advance written notice thereof to Bank, change the location of its chief executive office or other office where books or records are kept or (b) permit any Inventory or other tangible Collateral which is included in the Borrowing Base to be located at any location other than as specified in the Perfection Certificate, without giving written notice thereof to Bank within ten (10) days after any such relocation and, provided, that Borrower, Guarantor A and/or Guarantor B shall provide such assurances as Bank deems reasonably necessary to perfect its security interest in such Collateral under the laws of the jurisdiction where the Collateral is relocated.

                  6.9. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

                  6.10. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

                  6.11. Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

                  6.12. Subsidiaries. Shall not acquire any Subsidiaries for a sum exceeding $10,000,000 in the aggregate, or form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

                  6.13. Reserved.

                  6.14. Change of Name. Shall give Bank thirty (30) days prior written notice of any change of name or any new trade or fictitious name. Borrower's and each Guarantor's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

                  6.15. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof and except as otherwise permitted in Section 6.12 above) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business, or sell or dispose of any equity ownership interests in any Subsidiary.

                  6.16. Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting principles, without the prior written consent of Lender, which consent will not be unreasonably withheld, except that Borrower may, at any time, adopt modifications in its accounting principles as may be required by Financial Accounting Standards Board or Securities Exchange Commission pronouncements published from time to time, without first obtaining Bank's consent.

         7. OTHER COVENANTS OF BORROWER AND GUARANTORS. Each of Borrower, Guarantor A and Guarantor B covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower, Guarantor A and Guarantor B shall comply with the following additional covenants:

                           (a) Funded Debt to Cash Flow Ratio. Borrower shall,
at all times maintain, on a consolidated basis, a ratio of Funded Debt to Cash Flow of not more than 1.75 to 1.00. "Funded Debt to Cash Flow" shall mean (the sum of all Funded Debt) divided by (the sum of earnings before interest, taxes, depreciation and amortization, on a rolling four quarters basis). "Funded Debt" shall mean, as applied to any Person, the (sum of all indebtedness for borrowed money (including, without limitation, capital lease obligations, subordinated debt (including debt subordinated to Bank), and unreimbursed drawings under letters of credit) or evidenced by a note, bond, debenture or similar instrument of that Person) less the (sum of operating leases, normal payables and accruals, deferred warranty revenues, unfunded benefit obligations, and other long term liabilities) all as outstanding at the point of testing. The foregoing shall be calculated quarterly.

                           (b) Deposit Relationship. In consideration of the
Interest Rate provided by the Bank on Advances under the Loan, Borrower, Guarantor A and Guarantor B shall maintain their primary depository accounts and cash management accounts with Bank, which shall be established by Bank on terms no less favorable than those equivalent to its standard market or published terms.


                           (c) Tangible Net Worth. Borrower shall, at all times,
maintain, on a consolidated basis, a Tangible Net Worth of at least $48,000,000. "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower in accordance with GAAP applied on a consistent basis. "Tangible Net Worth" shall mean the total assets (including goodwill) minus Total Liabilities. For purposes of this computation, the aggregate amount flowing from any officers, stockholders or other Affiliates of Borrower shall be subtracted from total assets, and Total Liabilities shall include debt fully subordinated to Bank on terms and conditions acceptable to Bank.

         8. DEFAULT.

                  8.1. Events of Default. Each of the following shall constitute an Event of Default:

                           (a) There shall occur any default by Borrower in the
payment, when due, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness which default is not cured within ten (10) days following written notice from Bank of the occurrence thereof; or

                           (b) There shall occur any default by Borrower or any
other party to any Loan Document (other than Bank) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 which default is not cured within thirty (30) days of the occurrence thereof; or

                           (c) Any representation or warranty made by Borrower
or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

                           (d) Any other obligation now or hereafter owed by
Borrower or any Subsidiary or Guarantor to Bank shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed in an amount in excess of $250,000 in the aggregate owed by any one or more of Borrower or any Subsidiary or Guarantor to any other obligee(s), which default entitles the obligee(s) to accelerate any such obligations or exercise other remedies with respect thereto; or

                           (e) Borrower or any Subsidiary or Guarantor shall (A)
voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

                           (f) An involuntary petition or complaint shall be
filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

                           (g) There shall occur any material loss, theft,
damage or destruction of any of the Collateral, which loss is not fully insured, subject to any deductibles prescribed by policies existing at the time of loss; or

                           (h) A judgment in excess of $250,000 in the aggregate
shall be rendered against any one or more of the Borrower or any Subsidiary or Guarantor and shall remain undischarged, undismissed and unstayed for more than sixty (60) days (except judgments validly covered by insurance, subject to any deductibles prescribed by policies existing at the time of loss) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower, any Subsidiary or any Guarantor by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

                           (i) Borrower, any Subsidiary or any Guarantor shall
fail to pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Collections Account or the Demand Deposit Account or otherwise presented to Bank and for which Borrower has received provisional credit, within ten (10) days of such demand; or

                           (j) Any Guarantor shall repudiate or revoke any
Guaranty Agreement; or

                           (k) [Reserved]; or

                           (l) The making of any levy, seizure or attachment
upon any material part of the Collateral; or

                           (m) There shall occur any change in the financial
condition of Borrower and/or any Guarantor which, in the reasonable opinion of Bank, could have a Material Adverse Effect; or

                           (n) Borrower shall fail to give any required notice
of Default under Section 5.4 of this Agreement.

                  8.2. Remedies. If any Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

                           (a) Bank may declare any or all Indebtedness to be
immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

                           (b) Without waiving any of its other rights hereunder
or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower and each Guarantor will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Each of Borrower, Guarantor A and Guarantor B agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to such party if the notice is mailed to such party by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower and each Guarantor shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

                           (c) Bank may demand, collect and sue for all amounts
owed pursuant to Accounts, General Intangibles, Chattel Paper or for proceeds of any Collateral (either in Borrower's or the respective Guarantor's name or Bank's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

                  8.3. Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and each Guarantor and any reasonable costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank's option, and shall be secured by all Collateral.

                  8.4. Deposits; Insurance. After the occurrence of an Event of Default, each of Borrower, Guarantor A and Guarantor B authorizes Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact, such appointment being irrevocable and complied with an interest, to endorse any check or draft or take other action necessary to obtain such funds.


         9. SECURITY AGREEMENT.

                  9.1. Security Interest.

                           (a) As security for the payment and performance of
any and all of the Indebtedness and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank, each of Borrower, Guarantor A and Guarantor B hereby pledges to Bank and gives Bank a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of Borrower, Guarantor A and Guarantor B in and to the Collateral, whether now owned or hereafter acquired by Borrower, Guarantor A and Guarantor B.

                           (b) Except as herein or by applicable law otherwise
expressly provided, Bank shall not be obligated to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as

Borrower may have reasonably requested Bank to take and Bank's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank's options, powers or rights under this Agreement or otherwise arising.

                           (c) Bank may at any time after the occurrence of an
Event of Default, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and after an Event of Default direct the disposition of any proceeds of any Collateral.

                  9.2. Net Cash Position.

                           (a) Until the earlier of (i) notification by Bank to
Borrower or (ii) the occurrence of a Default, all collected balances held in the Collections Account shall be considered in calculating the Net Cash Position.

                           (b) Upon the earlier of (i) notification by Bank to
Borrower or (ii) the occurrence of a Default, in Bank's sole discretion, all collected balances held in the Collections Account shall not be considered in calculating the Net Cash Position.

                  9.3. Power of Attorney. Each of Borrower, Guarantor A and Guarantor B authorizes Bank to file any financing statements relating to the Collateral (without Borrower's signature thereon) which Bank, in its reasonable discretion, deems appropriate and each of Borrower, Guarantor A and Guarantor B irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements in the name of Borrower, Guarantor A and Guarantor B and to perform all other acts which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower, Guarantor A and Guarantor B hereby appoints Bank as its attorney-in-fact, following an Event of Default and so long as an Event of Default is continuing, to endorse, present and collect on behalf of it and in its name any draft or checks necessary or desirable to collect any amounts which it may be owed. Bank is hereby granted, following an Event of Default and so long as an Event of Default is continuing, a license or other right to use, without charge, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and the rights under all licenses and all franchise agreements of Borrower, Guarantor A and Guarantor B shall inure to Bank's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

                  9.4. Entry. Each of Borrower, Guarantor A and Guarantor B hereby irrevocably consents to any act by Bank or its agents in entering upon any premises (provided that, prior to the occurrence of an Event of Default, such entry shall follow reasonable written notice to the subject Party and shall be conducted during such Party's normal business hours) for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and each of Borrower, Guarantor A and Guarantor B hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

                  9.5. Other Rights. Each of Borrower, Guarantor A and Guarantor B authorizes Bank without affecting its obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral, or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Bank in its sole discretion may determine.

                  9.6. Accounts. After any Event of Default, Bank may notify any Account Debtor of Bank's security interest and may direct such Account Debtor to make payment directly to Bank for application against the Indebtedness. Any such payments received by or on behalf of Borrower at any time, whether before or after an Event of Default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with
Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

                           9.7. Waiver of Marshalling. Each of Borrower,
Guarantor A and Guarantor B hereby waives any right it may have to require marshalling of its assets.


         10. MISCELLANEOUS.

                  10.1. No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

                  10.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

                  10.3. Indemnity By Borrower, Guarantor A and Guarantor B; Expenses. In addition to all other Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and reasonable expenses (including, without limitation, reasonable attorneys' and paralegals' fees, costs and expenses) actually incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to
(i) negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby by Borrower and its counsel, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower, Guarantor A and Guarantor B), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank's furnishing of funds to Borrower under this Agreement, (iii) Bank's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank, each year; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's, Guarantor A's or Guarantor B's or Bank's interests therein, Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

                  10.4. Notices. Any notice or other communication hereunder under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

                  Bank:             First Union National Bank
                                    Post Office Box 1329
                                    Greenville, South Carolina 29602
                                    Fax: (864) 255-8357
                                    Attn:   James K. Baumgardner

                  with copy, to:    Nexsen Pruet Jacobs & Pollard, LLC
                                    201 W. McBee Ave, Suite 400
                                    Greenville, South Carolina 29601
                                    Fax: (864) 282-1177
                                    Attn:   David W. Gossett, Esq.

                  Borrower:         JPS Industries, Inc.
                                    555 North Pleasantburg Drive, Suite 202
                                    Greenville, South Carolina 29607
                                    Fax: (864) 271-9939
                                    Attn:   Charles R. Tutterow

                  with copy, to:    Jones, Day, Reavis & Pogue
                                    3500 Suntrust Plaza
                                    303 Peachtree Street, N.E.
                                    Atlanta, Georgia 30308
                                    Fax: (404) 581-8330
                                    Attn:   Lizanne Thomas, Esq.

                  10.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of South Carolina and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

                  10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

                  10.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

                  10.8. No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

                  10.9. Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

                  10.10. Approvals. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein.

                  10.11. Binding Arbitration; Preservation of Remedies

                           (a) Binding Arbitration. Upon demand of any party
hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to the Loan Documents ("Disputes") between the parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

                           (b) Special Rules. All arbitration hearings shall be
conducted in the city in which the office of Bank first stated above is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                           (c) Preservation and Limitation of Remedies.
Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the parties' entitlement to such remedies is a Dispute.

                           (d) No Punitive Damages. Each party agrees that it
shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

                           (e) Waiver of Jury Trial. The parties acknowledge
that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

                  10.12. Participations. Bank shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank's rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

                  10.13. [Reserved.]

                  10.14. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Each Borrower and Guarantor, for itself and all who may at any time claim through or under it, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower and Guarantors hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower, and Guarantors or any third party, other than payment and performance in full of the Indebtedness.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                            FIRST UNION NATIONAL BANK


                                            By

                                            Its Vice President


                                            JPS INDUSTRIES, INC.

                                            By

                                            Its


                                            JPS CONVERTER AND INDUSTRIAL CORP.

                                            By _________________________________
                                            Its ________________________________

                                            JPS ELASTOMERICS CORP.

                                            By _________________________________
                                            Its ________________________________

                              SCHEDULE OF EXHIBITS

         (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")


Exhibit   Section Reference                      Title
-------   -----------------                      -----
1         1 ("Definitions")                      Definitions
1.1A      1.1 ("Collateral")                     Additional Collateral
1.1B      1.1 ("Eligible Accounts")              Ineligible Accounts
1.1C      1.1 ("Permitted Debt")                 Permitted Debt
1.1D      1.1 ("Permitted Liens")                Permitted Liens
3.1       3.1(b)(vii) ("Supporting Documents")   Perfection Certificate
4.3       4.3 ("Financial Condition")            Contingent Liabilities
4.4       4.4 ("Litigation")                     Litigation
4.14      4.14 ("Subsidiaries")                  List of Subsidiaries
4.15      4.15 ("Environmental")                 Environmental Disclosures
4.18      4.18 ("Names")                         Names; Mergers; Acquisitions
4.22      4.22 ("Additional Representations")    Additional Representations
5.6       5.6 ("Financial Information")          Borrowing Base Certificate
6.3       6.3 ("Dividends")                      Permitted Dividends and
                                                 Distributions
10.15     10.15 ("Other Provision")              Additional Terms

EXHIBIT 1

                                   DEFINITIONS

1.1       Defined Terms:

         "Account" means any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper, whether or not it has been earned by performance, and in addition includes all property included in the definition of "accounts" as used in the Code, together with any guaranties, letters of credit and other security therefor.

         "Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or instrument (as instrument is defined in the Code).

         "Advance" means an advance of proceeds of the Loan to Borrower pursuant to this Agreement.

         "Advance Date" means the date on which an Advance is made.

         "Advance Request" means the written request for an Advance under the Loan as identified in Subsection 2.5(a) hereof and shall also include presentments triggering an automatic Advance under the Services Agreement.

         "Affiliate" of a Person means (a) any Person directly or indirectly owning 10% or more of the voting stock or rights of such named Person or of which the named Person owns 10% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

         "Arbitration Rules" has the meaning set forth in Section 10.1 1 .

         "Borrowing Base" means at any time the sum of (i) 85% of the net amount of Eligible Non-Factored Accounts, plus (ii) 90% of the net amount of Eligible Factored Accounts, plus (iii) 60% of Eligible Raw Materials Inventory, plus (iv) 30% of Eligible Work-in-Progress Inventory, plus (v) 50 % of the total amount of Eligible Finished Goods Inventory, plus (vi) an allowance of up to $10,000,000 for fixed assets (adjusted on a quarterly basis) as follows:

         Prior quarter's balance (initially $10,000,000) minus $500,000, plus 80% of current quarter's expenditures for machinery and Equipment with a ceiling of $10,000,000.

         "Borrowing Base Certificate" has the meaning set forth in Subsection 5.6.(a).

         "Business Day" means a weekday on which commercial banks are open for business in Greenville, South Carolina.

         "Chattel Paper" means all writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods and in addition includes all property included in the definition of "chattel paper" as used in the Code, together with any guaranties, letters of credit and other security therefor.

         "Code" means the Uniform Commercial Code, as in effect in South Carolina from time to time.

         "Collateral" means all personal property of Borrower, Guarantor A and Guarantor B, wherever located and whether now owned by Borrower, Guarantor A or Guarantor B or hereafter acquired, including but not limited to, the following:
(a) all Inventory; (b) all General Intangibles; (c) all Accounts and Chattel Paper and any other instrument or intangible representing payment for goods or services; (d) all Equipment; (e) all investment property (as defined in the Code); (f) any other collateral described in Exhibit 1.1 A hereto (if any) or in which Bank may be hereafter granted a security interest or Lien; (g) all funds in the Demand Deposit Account, the Collections Account or otherwise on deposit with or under the control of Bank or its agents or correspondents; (h) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located; and (i) all notes, security agreements and other loan documents by and between Guarantor A and/or Guarantor B and Borrower. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

         "Collections Account" means the controlled disbursement account maintained at Bank to which collections, deposits and other payments on or with respect to Collateral are made pursuant to the terms hereof, to which only Bank shall have access.

         "Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

         "Default Rate" means the highest lawful rate of interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) the Interest Rate plus three percent (3%) per annum and (b) the highest rate of interest allowed by law.

         "Demand Deposit Account" means the demand deposit account # or any other demand deposit account maintained by Borrower with Bank or the DDA Account as defined in the Services Agreement.

         "Disputes" has the meaning set forth in Section 10.11.

         "Eligible Account" means all Accounts evidenced by an invoice (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges or included in the invoiced amount) created or acquired by Borrower, Guarantor A or Guarantor B arising from the sale of Inventory and/or the provision of certain services in Borrower's ordinary course of business (as approved by Bank) in which Bank has a first priority, perfected security interest (subject only to Permitted Liens), but excluding (a) Accounts outstanding for longer than the sooner of (i)) ninety
(90) days from the date of original invoice or (ii) one hundred twenty (120) days from the original due date; (b) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower, Guarantor A or Guarantor B are deemed ineligible hereunder; (c) Accounts owing from any Affiliate of Borrower, Guarantor A or Guarantor B; (d) Accounts owed by a creditor of Borrower, Guarantor A or Guarantor B to the extent of the amount of the indebtedness of Borrower, Guarantor A or Guarantor B to such creditor; (e) Accounts which are in dispute or subject to any counterclaim, contra-account or offset; (f) Accounts owing by any Account Debtor which is not Solvent; (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage; (h) Accounts owed by an Account Debtor located outside of the continental United States of America, unless in Bank's sole and absolute discretion, such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount which is acceptable to Bank in its sole and absolute discretion; (i) Accounts owed by the United States of America or other governmental or quasigovernmental unit, agency or subdivision unless Borrower, Guarantor A or Guarantor B, as applicable, shall have complied with all applicable federal and state assignment of claims laws; (j) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale; (k) Accounts for which the total amounts owed thereunder by an Account Debtor (together with its Affiliates) exceeds a credit limit established by Bank in its sole and absolute discretion (to the extent of such excess); (l) Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment; (m) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed ten percent (10% of the total Accounts of Borrower, Guarantor A and Guarantor B (to the extent of such excess); (n) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by Borrower's creditors or the creditors of Guarantor A or Guarantor B or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower, Guarantor A or Guarantor B (including any bonding company) has lien or retainage rights; (o) Accounts of the type described in Exhibit 1.13 (if any) and any and all other Accounts the validity, collectibility, or amount of which is determined in good faith by Borrower, Guarantor A, Guarantor B or Bank to be doubtful; (p) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower, Guarantor A or Guarantor B, as applicable, is required to qualify to transact business or to file reports, unless Borrower, Guarantor A or Guarantor B, as applicable, has so qualified or filed; (q) Accounts owed by an Account Debtor who disputes the liability therefor; (r) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(e) or (f); (s) any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible; and (t) aged credits outstanding for longer than the sooner of (i) ninety (90) days from the date of original invoice or
(ii) one hundred twenty (120) days from the original due date). For purposes of determining the eligibility of Accounts owing from any Account

Debtor, the gross amount of Accounts which exceed the aging limitations set forth above shall not be reduced by any credit due such Account Debtor by Borrower, Guarantor A or Guarantor B which is outstanding for longer than the earlier of (i) ninety (90) days from the date of original invoice or one hundred twenty (120) days from the original due date. No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default. Bank may determine, on a daily basis, whether any Account constitutes an Eligible Account, and if an Eligible Account subsequently becomes ineligible its ineligibility shall be immediate.


         "Eligible Factored Accounts" means all Eligible Accounts being collected by CIT under its Account Management Agreement with Heller Financial Services Group originally dated as of May 9, 1988, as amended from time to time or such successor agreements as may be reasonably satisfactory to Bank.

         "Eligible Finished Goods Inventory" means all Eligible Inventory which consists of finished goods.

         "Eligible Inventory" means all Inventory acquired by Borrower, Guarantor A or Guarantor B in the ordinary course of its business as presently conducted consisting of raw materials, work in progress and finished goods in which Bank has a first priority, perfected security interest (subject to Permitted Liens), valued at the lower of cost or market on a first-in, first-out basis, (but excluding damages, obsolete or unmerchantable Inventory, Inventory not owned legally and beneficially by Borrower, Guarantor A or Guarantor B, any Inventory reserves and any Inventory with regard to which a representation, warranty or covenant is untrue, misleading or in default and do not contain any labels, trademarks, trade names or other identifying characteristics which are the properties of third parties unless the use of same by Borrower, Guarantor A or Guarantor B is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to Bank, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of Bank an agreement, in form and substance satisfactory to Bank, allowing Bank to dispose of said items of Inventory upon the occurrence of an Event of Default), and which Bank otherwise in its sole and absolute discretion deems to be Eligible Inventory. Bank may determine, on a daily basis, whether any Inventory constitutes Eligible Inventory, and if Eligible Inventory subsequently becomes ineligible its ineligibility shall be immediate.

         "Eligible Non-Factored Accounts" means all Eligible Accounts except those which are Eligible Factored Accounts.

         "Eligible Raw Materials Inventory" means all Eligible Inventory which consists of raw materials.

         "Eligible Work in Progress" means all Eligible Inventory which consists of work in progress.

         "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and

Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic waste, substance or material, as now or at any time hereafter in effect.

         "Equipment" means all furniture, fixtures, machinery, equipment, and other tangible property of every description, except Inventory, and in addition includes all property included in the definition of "equipment" as used in the Code.

         "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "General Intangibles" means all intangible personal property (including things in action) except Accounts, Chattel Paper and instruments (as defined in the Code), including all contract rights, copyrights, trademarks, trade names, service marks, patents, patent drawings, designs, formulas, rights to a Person's name itself, customer lists, franchise rights, goodwill, rights to all prepaid expenses, marketing expenses, rights to receive future contracts, fees, commissions and orders relating in any respect to any business of a Person, all licenses and permits, all computer programs and other software owned by a Person or which a Person has the right to use, and all rights for breach of warranty or other claims for funds to which a Person may be entitled, and in addition includes all property included in the definition of "general intangibles" as used in the Code.

         "Guarantor" means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Indebtedness, including but not limited to, Guarantor A and Guarantor B.

         "Guaranty Agreement" means any guaranty instrument now or hereafter executed and delivered by any Guarantor to Bank, as it may be modified.

         "Indebtedness" means all obligations now or hereafter owed to Bank by Borrower, whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Bank, reimbursement obligations for outstanding letters of credit or banker's acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all obligations under any swap agreements as defined in 11 U.S.C. 101 between Bank and Borrower whenever executed, all fees, all costs of collection, attorneys' fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

         "Interest Rate" shall have the meaning set forth in the Note.

         "Inventory" means all goods, merchandise and other personal property which is held for sale or lease or furnished or to be furnished under a contract for services or raw materials, and all work in process and materials used or consumed or to be used or consumed in a Person's business, and in addition, includes all property included in the definition of "inventory" as used in the Code.

         "Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

         "Lien" means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

         "Loan" means the revolving loan credit facility identified in Section
2.1 hereof.

         "Loan Documents" means this Agreement, any other Security Agreement, any Note, any Guaranty Agreement, the Advance Requests, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments listed on the Index of Closing Documents dated of even date herewith and provided to Borrower by Bank, as they may be modified, amended, extended, renewed or substituted from time to time.

         "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business or financial condition of Borrower, or (iii) material adverse effect upon the ability of Borrower to fulfill any obligation under any of the Loan Documents.

         "Maximum Loan Amount" means $35,000,000.

         "Net Cash Position" shall have the meaning set forth in the Services Agreement.

         "Note" shall have the meaning set forth in Section 2.2 and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

         "Perfection Certificate" means a certificate executed by the chief executive officer and chief legal officer of Borrower, substantially in the form of Exhibit 3.1 hereto.

         "Permitted Debt" means (a) the Indebtedness; and (b) any other Debt listed on Exhibit 1 .1 C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1 C; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit.

         "Permitted Liens" means (a) Liens securing the Indebtedness; (b) Liens for taxes and other statutory Liens, landlord's Liens and similar Liens arising out of operation of law (provided they are subordinate to Bank's Liens on the Collateral) so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien; (c) Liens described on Exhibit 1.1 D hereto (if any).

         "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.


         "Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

         "Revolving Credit Period" means the period from and including the date of this Agreement to but not including the Termination Date.

         "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Indebtedness.

         "Services Agreement" means any Sweep Plus Loan & Investment Services Description between Bank and Borrower, and any modifications thereto.

         "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

         "Subsidiary" means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person, including, but not limited to, Guarantor A and Guarantor B.

         "Termination Date" means May ____, 2004.

1.2. FINANCIAL TERMS. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

                                  EXHIBIT 1.1 A

                              ADDITIONAL COLLATERAL


All Documents, of Borrower and Guarantors as defined in the Code; all Instruments of Borrower and Guarantors, as defined in the Code; all letters of credit, money and securities of Borrower and Guarantors; all deposits of Borrower and Guarantors.

                                  EXHIBIT 1.1 B


                   ADDITIONAL ELIGIBLE OR INELIGIBLE ACCOUNTS


                                      None

                                  EXHIBIT 1.1 C


                                 PERMITTED DEBT





The following shall be additional Permitted Debt:


         1. Debt not exceeding $1,000,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such debt shall not at any time exceed the purchase price of the Equipment purchased.

         2. Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due.

         3. Debt of any Subsidiary to Borrower or another Subsidiary.

         4. Equipment leases with Bank Boston, as lessor, and Borrower, Guarantor A and/or Guarantor B, as lessee, existing as of the date hereof.

                                  EXHIBIT 1.1 D


                                 PERMITTED LIENS



The following shall be additional Permitted Liens:

         1. Deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws.

         2. Attachment, judgment and other similar tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business, and (d) which do not exceed $250,000 in the aggregate.

         3. Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property and does not exceed $1,000,000 in the aggregate.

                                   EXHIBIT 3.1


                             PERFECTION CERTIFICATE


We, ____________________, the chief executive officer, and _____________, the chief legal officer of [BORROWER OR APPLICABLE GUARANTOR NAME], [BORROWER OR APPLICABLE GUARANTOR DESCRIPTION] (the "Company"), hereby certify with reference to the Security Agreement dated as of [DATE] between the Company and FIRST UNION NATIONAL BANK, (the "BANK" ) (terms defined therein being used herein as therein defined), to THE BANK as follows:

I.       NAMES.

         A. The exact corporate name of the Company as it appears in its certificate of incorporation is as follows:

         B. Set forth below is each other corporate name the Company has had since its organization, together with the date of the relevant change:

         C. The following is a list of all other names (including trade names or similar appellations) used by the Company or any of its divisions or other business units at any time during the past five years:

         D. Except as set forth in Schedule 1 to this Certificate, the Company has not changed its identity or corporate structure in any way within the past five years.

II.      CURRENT LOCATIONS.

         A. The chief executive office of the Company is located at the following address:

                  STREET ADDRESS                     COUNTY            STATE



         B. The following are all the places of business of the Company not identified above:

                  STREET ADDRESS                     COUNTY            STATE



         C. The following are all the locations where the Company maintains any books or records relating to any accounts pledged as Collateral:

                  STREET ADDRESS                     COUNTY            STATE

         D. The following are all the locations not identified above where the Company maintains any Inventory, Equipment, Instruments, documents of title, warehouse receipts or other tangible
                  Collateral:

                                             Collateral        Does Collateral
         Street Address    County   State    Description       Include Fixtures?



         E. The following are the names and addresses of all Persons other than the Company which have possession of any of the Company's Inventory, Equipment, Instruments, documents of title, warehouse receipts or other tangible Collateral:

                                                                     Collateral
                  Name            Street Address   County   State    Description



         F. The following are all locations where the Company maintains any of the following:

                  1. wellheads or mineheads with respect to which the Company has an interest in unextracted minerals or the like (including oil and gas);

                  2.       timber to be cut; or

                  3. equipment used in farming operations, farm products, grain or crops growing or to be growing.

                                                                   Collateral
                  Name         Street Address   County   State     Description


         G. The following are the names and jurisdictions of incorporation of each company with respect to which the Company holds uncertificated securities:

         H. The following are all items of Collateral with respect to which a certificate of title has been issued by any jurisdiction or with respect to which the Company has or intends to file an application for title. Attached hereto as
                  Schedule 2(H) are all certificates of title, applications for title or similar evidence of ownership of such Collateral.

III.     PRIOR LOCATIONS.

         A.       Set forth below is the information required by subparagraphs
                  (a), (b) and (c) of paragraph 2 with respect to each location or place of business maintained by the Company at any time during the past five years:

         B.       Set forth below is the information required by subparagraphs
                  (d), (e) and (f) of paragraph 2 with respect to each location or bailee where or with whom Collateral has been lodged at any time during the past four months:

IV. UNUSUAL TRANSACTIONS. Except as set forth in Schedule 1 to this Certificate, all Accounts have been originated by the Company and all Inventory and Equipment has been acquired by the Company in the ordinary course of its business from a dealer in goods of that type.

V. EXISTING LIENS. As of the date hereof, there are no (i) UCC financing statements naming the Company as debtor or seller and covering any of the Collateral, (II) notices of the filing of any federal tax lien (filed pursuant to section 6323 of the Code) or any lien of the PBGC (filed pursuant to Section 4068 of ERISA) covering any of the Collateral or (iii) judgment liens filed against the Company, except as set forth in Exhibit 1.1 D to the Revolving Credit and Security Agreement (the "Agreement").

VI. PATENTS, TRADEMARKS AND COPYRIGHTS. All Patents, Trademarks and Copyrights owned by the Company as of the date hereof and all Patent Licenses, Trademark Licenses and Copyright Licenses to which the Company is a party, as licensor or licensee, as of the date hereof are listed on Schedule 6 hereto.

VII. MATERIAL CONTRACTS. The contracts and agreements specified in Schedule 7 hereto are identified as "Assigned Agreements" under the Agreement:

         IN WITNESS WHEREOF, we have hereunto set our hands this 9th day of May 2001.

                                                                       Title


                                                                       Title

                                                                      SCHEDULE 1
                                                                              To
                                                          Perfection Certificate

                CHANGES OF NAME, IDENTITY OR CORPORATE STRUCTURE;

                              UNUSUAL TRANSACTIONS

                                                                   SCHEDULE 2(H)
                                                                              To
                                                          Perfection Certificate

                              CERTIFICATES OF TITLE

                                                                      SCHEDULE 6
                                                                              To
                                                          Perfection Certificate

                   LIST OF PATENTS. TRADEMARKS AND COPYRIGHTS

                                  U.S. PATENTS

         Number            Date              Issue Title        Patent Holder
[                 ]   [            ]   [                     ]   [    ]


                                 PATENT LICENSES

       Licensor               Licensee             Patent Number       Date
[                   ]   [                   ]   [                 ] [         ]


                             TRADEMARK REGISTRATIONS

       Trademark                     Number                  Registration Date
[                      ]   [                       ]               [   ]


                             TRADEMARK APPLICATIONS

       Trademark                     Number                  Registration Date
[                      ]   [                       ]               [   ]


                               TRADEMARK LICENSES

[                    ]   [                                       ]   [   ]


                                   COPYRIGHTS

[                    ]   [                                       ]   [   ]


                               COPYRIGHT LICENSES
[                    ]   [                                       ]   [   ]

                                                                      SCHEDULE 7
                                                                              TO
                                                          Perfection Certificate

                               ASSIGNED AGREEMENTS